Filed Pursuant to Rule 424(b)(3)

Registration No. 333-134921

Prospectus

Cambridge Display Technology, Inc.

6,500,000 Shares of Common Stock

3,900,000 Shares Offered by Us

2,600,000 Shares Offered by the Selling Stockholders

We and the selling stockholders may each, from time to time, sell shares of our common stock in one or more offerings. We may sell up to 3,900,000 shares, and the selling stockholders may sell up to 2,600,000 shares. The shares may be sold by us or the selling stockholders to or through underwriters or dealers or through agents designated from time to time or directly to purchasers. The names of any underwriters, dealers or agents, as well as other specific information about the terms of an offering by us or the identity of any other selling stockholders, will be included in a prospectus supplement relating to that offering. We will not receive any of the proceeds from sales by the selling stockholders.

Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “OLED”. On July 21, 2006, the last reported sale price of our common stock was $6.25 per share. You are urged to obtain current market quotations for our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our business and an investment in our common stock involve significant risks. These risks are described and incorporated by reference in this prospectus under the caption “ Risk Factors” on page 4 of this prospectus.

The date of this prospectus is July 21, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time offer and sell up to 3,900,000 shares, and the selling stockholders may from time to time offer and sell up to 2,600,000 shares, of our common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the shares that we and the selling stockholders may offer hereunder. The shares may be sold by us or the selling stockholders to or through underwriters or dealers or through agents designated from time to time or directly to purchasers. Specific information about the terms of an offering by us will be included in a prospectus supplement relating to each offering of shares. The prospectus supplement may also add, update or change information included in this prospectus, including, but not limited to, adding additional selling stockholders. You should read both this prospectus and the prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.”

Our principal executive offices are located at the offices of our principal U.K. subsidiary, Cambridge Display Technology Limited, Building 2020, Cambourne Business Park, Cambridge CB3 6DW, United Kingdom. Our telephone number is 011 44 1954 713 600. Our website address is www.cdtltd.co.uk. The information on our website is not incorporated by reference in and is not otherwise intended to be part of this prospectus. We have included our website address as an inactive textual reference only. Unless stated or the context otherwise requires, references in this prospectus to “our company,” “we,” “us” and “our” refer to Cambridge Display Technology, Inc. and its subsidiaries, unless the context otherwise requires.

This prospectus, including the documents incorporated by reference herein, contains references to a number of trademarks that are registered trademarks of ours or our affiliates or trademarks for which we or our affiliates have pending registration applications or common law rights. These include P-OLED, CDT, Cambridge Display Technology and Sumation.

You should rely only on the information in this prospectus, including the documents incorporated by reference herein. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, shares of our common stock in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus, including the information incorporated by reference herein, is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

OUR COMPANY

This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information incorporated by reference herein, especially the risks of investing in our common stock described and incorporated by reference under “Risk Factors,” before making an investment decision. See “Where You Can Find More Information.”

We are a pioneer in the development of Polymer Organic Light Emitting Diodes, or P-OLEDs, and their use in next-generation flat panel displays and other applications. P-OLEDs are part of the family of Organic Light Emitting Diodes, or OLEDs, which are thin, lightweight and power efficient devices that emit light when an electric current flows. Our P-OLEDs offer an enhanced visual experience and superior performance characteristics compared with alternative flat panel display, or FPD, technologies such as liquid crystal display, or LCD. We believe we hold the most extensive and significant intellectual property, or IP, portfolio for P-OLED materials and devices, including the fundamental patents for the use of polymers in electroluminescent devices.

Our objective is to establish P-OLEDs as the leading technology for the FPD industry through the use of our extensive IP portfolio, manufacturing process and engineering expertise and commercialization partnerships. Our business model is focused on licensing our P-OLED and related technologies to FPD manufacturers on a non-exclusive basis and not on manufacturing or selling products that incorporate our technologies. We believe this approach best enables us to capitalize on our IP position, generating license fees and royalty payments from sales by third parties of devices using our IP or P-OLED materials. Our business model allows us to concentrate on our core strengths of technology development and innovation, while at the same time providing significant operating leverage.

We have established a 50/50 joint venture with Sumitomo Chemical Company Limited, or Sumitomo, which is engaged in research, development and commercialization of polymer materials that are necessary for the manufacture of P-OLED displays.

We are also targeting leading display manufacturers as potential licensees of our P-OLED IP and have already licensed our technology to leading international companies such as Dai Nippon Printing, Delta Optoelectronics, DuPont Displays, OSRAM Opto Semiconductors and Seiko Epson for display manufacture. Several products that incorporate our licensed P-OLED technology in their small-area displays, have been introduced into the commercial marketplace as monochrome displays. A number of our licensees and development partners have demonstrated larger, full-color displays using P-OLED technology and have announced intentions to commercialize these and other products.

We were founded in 1992 as a company organized under the laws of England and Wales by two of the inventors of our fundamental P-OLED technology, with the support of the University of Cambridge. Our principal executive offices are located at the offices of our principal U.K. subsidiary, Cambridge Display Technology Limited, Building 2020, Cambourne Business Park, Cambridge, CB3 6DW, United Kingdom. Our phone number is 011 44 1954 713 600. Our website is located at www.cdtltd.co.uk. The information on our website is not incorporated in and is not intended to be part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus before you purchase our common stock, including the risks and uncertainties discussed under “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which are incorporated by reference herein in their entirety, as well as any modification, replacement or update to these risks and uncertainties that are reflected in any future filings we make with the SEC as described under “Where You Can Find More Information” below, which will also be incorporated by reference herein in their entirety. These risks and uncertainties are not the only ones facing our company. There may be additional risks and uncertainties that we presently do not know or that we currently believe are immaterial that could also impair our business or financial condition. Any of these risks and uncertainties, either alone or taken together, could materially and adversely, affect our business, financial condition or operating results. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors, in addition to those incorporated by reference in this prospectus under “Risk Factors,” include:

•	the outcomes of our ongoing and future research and development activities, and those of our licensees, related to our P-OLED technology;

•	the potential commercial applications of our P-OLED technology in particular and of OLED products in general;

•	our ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays;

•	successful commercialization of products including our P-OLED technology by our licensees;

•	the willingness of these manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating our technology;

•	future demand for products using our P-OLED technology;

•	the comparative advantages and disadvantages of our technology versus competing technologies currently on the market;

•	the nature and potential advantages of any competing technologies that may be developed in the future;

•	our ability to compete against third parties with resources greater than ours;

•	our ability to maintain and improve our competitive position following the expiration of our fundamental patents;

•	the adequacy of protections afforded to us by the patents that we own or license and the cost to us of enforcing those protections;

•	our ability to obtain, expand and maintain patent protection in the future and to protect our unpatentable intellectual property;

•	the payments that we expect to receive in the future under our existing contracts and the terms that we are able to enter into with new licensees of our technology;

•	exposure of our international operations and those of our licensees to significant risks;

•	our future capital requirements and our ability to obtain additional financing when needed; and

•	our future P-OLED technology licensing and other revenues and results of operations.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in, or incorporated into, this prospectus might not occur and you should not place undue reliance upon them. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update beyond that required by law any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

DILUTION

If you invest in our common stock in an offering of shares by us, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock in an offering under this prospectus and the net tangible book value per share of our common stock after the offering. We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering by us under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by investors purchasing in the offering; and

•	the amount of the immediate dilution from the public offering price to such investors.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of any shares of our common stock by us for general corporate purposes, including, but not limited to, capital expenditures, investments in subsidiaries, working capital, repurchases of shares of our outstanding common stock, potential acquisitions and other business opportunities. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in connection with sales by them. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees and fees and expenses of our counsel and our accountants.

We may set forth additional information on the use of net proceeds from the sale of any shares of our common stock by us in a prospectus supplement relating to an offering.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock held by the selling stockholders identified below. The table below presents information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement if and when necessary and required.

The shares of our common stock covered by this prospectus may also be sold by donees, pledgees and other transferees or successors-in-interest of the selling stockholders. Except as noted in the footnotes below, none of the selling stockholders has held any position or office with us or any of our predecessors or affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our shares or other securities.

The number of shares in the column “Number of Shares of Common Stock Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. In addition, the table assumes that the selling stockholders sell all of such shares. However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold or otherwise disposed of by the selling stockholders or that will be held by the selling stockholders after completion of such sales.

We have determined beneficial ownership in accordance with the rules of the SEC. Percentages are based on 21,483,205 shares of our common stock outstanding as of July 21, 2006. Unless otherwise indicated in the footnotes to this table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Selling Stockholders	Shares Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Kelso Investment Associates VI, L.P. (1)(2)(3)	8,657,833	40.3%	2,253,931	6,403,902	29.8%
KEP VI, LLC (1)(2)(3)	8,657,833	40.3%	2,253,931	6,403,902	29.8%
Frank T. Nickell (2)	(4)	(4)	(4)	(4)	(4)
Thomas R. Wall, IV (2)	(4)	(4)	(4)	(4)	(4)
George E. Matelich (2)	(4)	(4)	(4)	(4)	(4)
Michael B. Goldberg (2)	(4)	(4)	(4)	(4)	(4)
David I. Wahrhaftig (2)	(4)	(4)	(4)	(4)	(4)
Frank K. Bynum, Jr. (2)(5)	(4)	(4)	(4)	(4)	(4)
Philip E. Berney (2)(6)	(4)	(4)	(4)	(4)	(4)
Frank J. Loverro (2)	(4)	(4)	(4)	(4)	(4)
James J. Connors II (2)	(4)	(4)	(4)	(4)	(4)
Magnetite Asset Investors L.L.C	275,294	1.3%	71,668	203,626	*
Clarium Holdings Limited (7)	164,392	*	42,797	121,595	*
Anglo Irish Trust Company Limited, as Trustee for the Andrew Holmes Family Trust	32,646	*	8,499	24,147	*
Anglo Irish Trust Company Limited, as Trustee for the Jennifer Holmes Family Trust	31,761	*	8,268	23,493	*
Anglo Irish Trust Company Limited, as Trustee for the Arno Kraft Discretionary Trust	29,259	*	7,617	21,642	*
Opsys Management Limited (8)	783,639	3.6%	204,008	579,631	2.7%
Christopher Smart	2,048	*	533	1,515	*
Lady Carol Friend	4,681	*	1,219	3,462	*
Adam Brown	5,219	*	1,359	3,860	*
Scott Gibson	292	*	76	216	*
Val Baker	97	*	25	72	*

*	Less than 1%.

(1)	Kelso & Company, or Kelso, is party to a consulting agreement with us pursuant to which it agrees to provide such specific consulting services as we may request and we agree to indemnify it from and against any claims, losses and expenses it may incur in connection with its investment in us or its provision of services to us under these agreements or it being a controlling person of us, except as may be finally judicially determined to result from gross negligence or intentional misconduct on its part. Under the terms of this agreement, if Kelso provides consulting services specifically requested by us outside of the ordinary course of our business, we and Kelso will negotiate a mutually acceptable advisory fee. The term of our consulting agreement with Kelso ends on the date on which Kelso (and its affiliates) ceases to own any shares of our common stock. In connection with this agreement, Kelso may receive consulting fees from us and is entitled to receive reimbursement of certain out-of-pocket fees and expenses incurred in connection with its investments in us. No such consulting fees have been paid to Kelso. We paid Kelso expense reimbursements in the aggregate of $7,943, $20,200 and $67,420, respectively, for 2005, 2004 and 2003. Affiliates of Kelso are parties to a registration rights agreement with us that provides them certain demand and incidental registration rights. See “Description of Capital Stock—Registration Rights” below.
(2)	Based on information contained in Schedule 13G, as filed on February 14, 2005, as amended by Schedule 13G/A, as filed on May 2, 2005.
(3)	The shares owned by Kelso Investment Associates VI, L.P., or KIA VI, and KEP VI, LLC, or KEP VI, represent the combined share ownership of KIA VI and KEP VI. KIA VI and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares, but disclaim such beneficial ownership.
(4)	Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors may be deemed to share beneficial ownership of shares owned of record by KIA VI and KEP VI, by virtue of their status as managing members of KEP VI and Kelso GP VI, LLC, the general partner of KIA VI. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the shares owned by KIA VI and KEP VI, but disclaim beneficial ownership of such shares.
(5)	Mr. Bynum is currently a member of our board of directors.
(6)	Mr. Berney is a former member of our board of directors who resigned as of November 29, 2005.
(7)	Clarium Holdings Limited is owned by a discretionary trust that has as a potential beneficiary Dr. Hermann Hauser, a former member of our board of directors who resigned immediately prior to our initial public offering in December 2004. Dr. Hauser does not have any management or voting control in respect of Clarium Holdings Limited and its investment in our common stock.
(8)	Opsys Management Limited is beneficially owned by the former shareholders of Opsys Limited. We acquired management control of CDT Oxford, a subsidiary of Opsys Limited, in October 2002 and acquired Opsys Limited in December 2004. Pursuant to contractual arrangements, the former shareholders of Opsys Limited have appointed an observer to our board of directors. In addition, a proportion of the shares of our common stock held by Opsys Management Limited is held in an escrow account as security for certain liabilities of Opsys Limited.

DESCRIPTION OF CAPITAL STOCK

As of July 21, 2006, our authorized capital stock consisted of 100 million shares of common stock, par value $0.01 per share, and 46,667 shares of preferred stock, par value $0.01 per share. The following descriptions of our capital stock and provisions of our certificate of incorporation and by-laws are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which are filed with the SEC as exhibits to our registration statement of which this prospectus is a part.

Common Stock

As of July 21, 2006, there were 21,483,205 shares of our common stock issued and outstanding.

Each share of common stock has identical rights and privileges. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held.

Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, the holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive, after distribution in full of preferential amounts, if any, to be distributed to the holders of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

Preferred Stock

As of July 21, 2006, there were 46,667 shares of preferred stock authorized, none of which is issued or outstanding.

Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by our board. Our board may authorize the issuance of shares of preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price.

Registration Rights

Prior to any offering under this prospectus, the holders of 11,657,783 shares of our common stock had the right to cause us to register these shares under the Securities Act of 1933, as follows:

Demand Registration Rights

Kelso and Hillman Capital Corporation, or Hillman Capital, each may make up to five separate requests that we register all or part of their registrable shares under the Securities Act of 1933 (which may include a “shelf” registration to the extent that we are eligible to effect such a registration pursuant to Rule 415 under that Act), provided that we shall not be required to effect a registration pursuant to the demand registration rights of either Kelso or Hillman Capital during the 180-day period following the effective date of the most recent registration previously effected pursuant to the demand registration rights of Kelso or Hillman Capital. The registration of shares of our common stock to be sold by Kelso under our registration statement of which this prospectus is a part does not constitute a separate request by Kelso.

Piggyback Registration Rights

If at any time:

•	we file a registration statement to register any of our securities under the Securities Act of 1933 for our own account (other than registrations of employee benefit plans or business combinations subject to Rule 145 under that Act); and

•	either Kelso or Hillman Capital has requested that we include registrable securities owned by any Kelso investor or Hillman Capital investor, as the case may be, in such registration or the Kelso investors and the Hillman Capital investors no longer own any registrable securities;

then the holders of 11,657,783 shares of our common stock, including all shares owned by the Kelso investors and the Hillman Capital investors, can request to have their shares registered, including as a result of filing our registration statement of which this prospectus is a part.

Registration of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration. We will pay all registration expenses, other than underwriting discounts and commissions and transfer taxes, if any, to the extent not otherwise required to be paid by the seller under applicable law.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

Delaware Anti-Takeover Statute

The provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, generally prohibits, subject to exceptions, a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock, subject to specified exceptions.

As a Delaware corporation, we have elected to be subject to Section 203 of the Delaware General Corporation Law. Accordingly, Section 203 restricts any person who acquires 15% or more of our outstanding voting stock from engaging in business combinations with us within the three year period.

Certificate of Incorporation and By-laws

Some provisions of our certificate of incorporation and by-laws may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions:

Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction.

Right to Call Special Meetings. Our by-laws provide that special meetings of our stockholders may be called at any time by our board of directors or by the chairman of our board. A special meeting may only be called by our stockholders upon a written request to our chairman by stockholders holding in the aggregate not less than a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at any meeting of our stockholders. If we fail to call such meeting within three days after receipt of such request, any stockholder executing such request may call such meeting.

Amendment of By-laws. Our by-laws are subject to amendment, alteration or repeal, either by resolution adopted by a majority of our board of directors or by the affirmative vote of a majority of the voting power of all issued and outstanding shares of our common stock.

Indemnification. Our by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. We currently maintain and intend to continue to maintain directors and officers liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York.

Nasdaq Global Market Listing

Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “OLED.”

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the shares of our common stock being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of an offering of shares of our common stock, including:

•	the name or names of any agents or underwriters;

•	the name or names of, and the number of shares of our common stock being sold by, any selling stockholders participating in the offering;

•	the purchase price of the shares being offered and the proceeds we or the selling stockholders will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares from us or the selling stockholders;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. If we or the selling stockholders use underwriters for a sale of shares of our common stock, the underwriters will acquire the shares for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the shares offered if they purchase any of the shares. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we or the selling stockholders have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

We or the selling stockholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell shares of our common stock on a continuing basis.

We or the selling stockholders may also sell shares of our common stock directly to one or more purchasers without using underwriters or agents. In addition, any shares that qualify for sale by the selling stockholders pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

Underwriters, dealers and agents that participate in the distribution of the shares of our common stock may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us or the selling stockholders and any profit on their resale of the shares may be treated as underwriting discounts and commissions under that Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in transactions with or perform services for us or selling stockholders in the ordinary course of their businesses.

To the extent required under the Securities Act of 1933, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of that Act.

We will bear all costs, expenses and fees in connection with the registration of the shares of our common stock, as well as the expenses of all commissions and discounts, if any, attributable to the sales of shares by us. The selling stockholders will bear all commissions and discounts attributable to the sales of shares by them.

In connection with an offering, an underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares, if any, from us or the selling stockholders in the offering. If the underwriters have an over-allotment option to purchase additional shares from us or the selling stockholders, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters may consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the shares of our common stock, the underwriters may bid for or purchase shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the shares to the extent that it discourages resale of the shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2005, and for the year then ended, appearing in our Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, Cambridge, England, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our consolidated financial statements at December 31, 2004, and for each of the two years in the period ended December 31, 2004, appearing in our Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Ernst & Young LLP, New York, New York, United States, independent registered public accounting firm, as set forth in their report appearing in such Annual Report on Form 10-K, which, as to the year 2003, is based, in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm. The financial statements referred to in this paragraph are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited financial statements as of December 31, 2003 and for the year ended December 31, 2003 of Litrex Corporation, not separately presented in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as set forth in their report appearing in such Annual Report on Form 10-K. Such financial statements, to the extent they have been included in our financial statements, have been incorporated by reference in this prospectus in reliance on such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by us may be inspected and copied at the SEC’s Public Reference Section located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also makes electronic filings publicly available on the Internet. The SEC’s website address is www.sec.gov. The SEC’s website also contains reports, proxy and information statements and other information regarding us that has been filed with the SEC.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, including amendments thereto, relating to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	our Current Reports on Form 8-K filed on February 7, 2006, March 13, 2006, April 4, 2006, April 7, 2006, July 3, 2006 and July 7, 2006; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on December 15, 2004.

In addition, any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus (other than, in each case, any information furnished in any such filings pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits) will also be incorporated by reference in this prospectus. However, if we file our Annual Report on Form 10-K for the year ending December 31, 2006, or any other fiscal year thereafter, prior to the sale of all the shares covered by this prospectus, then we will incorporate by reference in this prospectus only such Annual Report on Form 10-K and those documents subsequently filed with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to us c/o Cambridge Display Technology Limited, Building 2020, Cambourne Business Park, Cambridge CB3 6DW, United Kingdom, telephone number 011 44 1954 713 600.